Exhibit 99.1
FOR IMMEDIATE RELEASE: May 15, 2007
CANYON RESOURCES ANNOUNCES NEW VICE PRESIDENT, EXPLORATION
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, is pleased to announce the employment of Mr. Stephen Zahony as Vice President, Exploration. Mr. James Matlock has resigned as Vice President of Exploration, a position that he has held since January 2006, to spend more time with his wife and daughter in Zurich, Switzerland. “I have enjoyed my time with Canyon and I hope that my work has added long-term value to the Company. I am pleased that we were able to attract someone of Steve’s caliber to the Canyon team,” states Jim Matlock. Jim will continue to work with Canyon as a consultant.
Steve is a mining and mineral exploration geologist with particular proficiency and passion for the understanding of ore deposits and mining properties. He has managed numerous large to small projects in a variety of geological and political environments and has held lead positions in several significant mineral discoveries. His experience includes three years as resident mine geologist at the Henderson and Climax molybdenum mines in Colorado and five years as a district exploration manager for Noranda Mines. For the next 20 years, he worked as a consulting geologist on projects in the Americas, Europe, and Asia. Most recently, he was vice president of exploration for Brazauro Resources Corp. and was previously chief exploration geologist of Ma’aden/Saudi Arabian Mining Co. Steve is a member of the Society of Economic Geologists with an M.A. degree in geology from Dartmouth College and a B.S. degree from Ohio State University.
Steve’s duties shall include oversight of the geologic, drilling and resource development programs for the Company. In addition, he shall be responsible for conducting and overseeing property evaluations as part of our ongoing property acquisition and development program.
“Steve brings a vast amount of experience and knowledge to us and we are fortunate to attract a person with his skills. He has a key role to play in our forward-looking growth strategy and in the development of our Company. We are pleased to have Steve continue the fine job that Jim began and we welcome him to our team,” states James Hesketh, President and CEO.
About Canyon Resources
Canyon is based in Golden, Colorado, and was formed in 1979. The Company has a history of precious metals exploration success and can claim a number of significant discoveries. Canyon owns the Briggs Mine in California and is currently evaluating options to place the mine back into production. The Company is also in the process of completing an environmental assessment and feasibility study of the Reward Gold Project in Nevada. Other significant assets include the Seven-Up Pete deposit and a significant interest in two uranium joint ventures. For additional information on Canyon Resources and its properties, please visit its website at www.canyonresources.com.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com